Orrick, Herrington & Sutcliffe LLP 631 WILSHIRE BOULEVARD SUITE 2C SANTA MONICA, CA 90401 +1-310-633-2800 orrick.com

August 8, 2024

Luminar Technologies, Inc.
2603 Discovery Drive, Suite 100
Orlando, Florida 32826

Re:    Registration Statement on Form S-3

Ladies and Gentlemen:
We have acted as counsel to Luminar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of additional shares of the Company’s Class A common stock, par value $0.0001 (the “Shares”) with an aggregate offering price of up to $50,000,000 (the “Additional Shares”), which may be issued and sold from time to time under the Financing Agreement, dated as of May 3, 2024, by and between the Company and Virtu Americas LLC (the “Sales Agreement”). The offer and sale of Shares under Financing Agreement (the “Program”) with an aggregate offering price of up to $150,000,000 (the “Initial Shares”) were previously registered under a registration statement on Form S-3ASR (File No. 333-279118) (as amended or supplemented, the “Registration Statement”) filed on May 3, 2024 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement became effective upon the filing thereof with the Commission and which included a base prospectus (the “Base Prospectus”) and a prospectus supplement dated May 3, 2024. The offer and sale of Additional Shares, together with remaining Initial Shares under the Program, will be made pursuant to the Registration Statement, the Base Prospectus, and a prospectus supplement filed with the Commission on the date hereof (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”
In connection with rendering this opinion, we have examined and relied upon originals or copies, certified or otherwise, identified to our satisfaction, of (i) the Second Amended and Restated Certificate of Incorporation of the Company, as amended through the date hereof, (ii) the Amended and Restated Bylaws of the Company, as amended through the date hereof, (iii) certain resolutions of the Board of Directors of the Company (including any committee thereof) relating to the issuance, sale and registration of the Additional Shares, (iv) the Registration Statement, (v) the Prospectus, (vi) the Sales Agreement, and (vii) such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary or appropriate as a basis for the opinion set forth below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original

Luminar Technologies, Inc.
August 8, 2024

documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.
Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that the Additional Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the Sales Agreement, will be validly issued, fully paid and non-assessable.
The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of the State of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.
This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 (the “Quarterly Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Quarterly Report and its incorporation by reference and the reference to our firm in that report and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Orrick, Herrington & Sutcliffe LLP
ORRICK, HERRINGTON & SUTCLIFFE LLP